Exhibit 16.1

November 3, 2008

Securities & Exchange Commission 100 F Street, N.E. Washington, DC 20549 Re: Aspen Exploration Corporation Dear Commission:

We have read the statements of Aspen Exploration Corporation, included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of Aspen Exploration Corporation that occurred on November 1, 2008. We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

Gordon, Hughes & Banks, LLP